Exhibit 99.1

CONTACT:	Craig Smith
Time America, Inc.
(800) 561-6366 x442
craigs@timeamerica.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

SCOTTSDALE, Ariz, May 9, 2006 – Time America, Inc. (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its third quarter ended March 31, 2006.

Revenue for the quarter ended March 31, 2006 was $1,723,160, a 6% increase over revenue of $1,628,957 in the year-ago quarter. The net loss from operations for the quarter ended March 31, 2006 was $(396,332), compared to a net loss from operations of $(223,098) for the year-ago quarter. The net loss for the quarter ended March 31, 2006 was $(452,412), or $(.03) per basic and diluted share, compared to a net loss of $(303,260) or $(.02) per basic and diluted share for the year-ago quarter.

Revenue for the nine-month period ended March 31, 2006 was $4,733,328, a 5% increase over revenue of $4,523,095 in the year-ago period. The net loss from operations for the nine-month period ended March 31, 2006 was $(1,431,130), compared to a net loss from operations of $(560,154) for the year-ago period. The net loss for the nine-month period ended March 31, 2006 was $(1,758,455), or $(.12) per basic and diluted share, compared to a net loss of $(794,259) or $(.06) per basic and diluted share for the year-ago period.

Effective on March 31, 2006, the Company and Unitime Systems, Inc. (“Unitime”) closed on the sale of certain assets associated with the Company’s direct sales business. The initial amount due of $530,000, which was paid on April 12, 2006, is included in accounts receivable in the accompanying balance sheet. Included in other income in the accompanying income statement is a gain on the sale in the amount of $426,000.

On January 3, 2006, the Company completed a recapitalization with an existing debt holder. The Company received gross proceeds of $941,000 in the transaction. In association with the transaction, the Company recorded a loss on extinguishment of the prior debt in the amount of $298,000.

Other significant events during the quarter and nine-month period that affected our results of operations included the following:

•                  In September 2005, the Company received a contract to provide a custom software and hardware solution to a Fortune 100 company. The Company is accounting for the software portion of the contract using the percentage of completion method for long-term contracts. In the current quarter the Company increased its estimated costs for development and recorded an additional estimated loss of approximately $125,000 for the software portion of this contract in the quarter. The total contract is for $2,150,000 and the Company expects to achieve a gross profit on the contract in whole as it is fulfilled over the next year.

•                  The Company is carrying approximately $1,925,000 in additional debt at March 31, 2006 compared to March 31, 2005. As a result, interest expense in the current quarter increased $103,000 over the prior year quarter.

•                  The Company adopted Financial Accounting Standards Boards Statement No. 123 (“FASB 123(R)”) “Share-Based Payment” in the current fiscal year. FASB 123(R) requires all share-based payments to employees and board members, including the grant of stock options, to be recognized in the income statement based on their fair values. The Company previously presented this expense as a pro forma disclosure. Non-cash compensation expense of $114,000 was recognized under FASB 123(R) in the current nine-month period.

“I am pleased to report the revenue increase when compared to the prior year’s quarter and a 20% reduction in the operating loss vs. the sequential quarter. We have undertaken various steps internally to reduce our expense structure going forward, as evidenced by the recent transition of employees to Unitime. In addition, this transaction will contribute additional revenues to the Company over the next twelve months as customer contracts are transitioned and select new sales opportunities take place,” stated Thomas Bednarik, President and CEO of Time America.

We have narrowed our focus to supporting and growing our reseller, partner and NetEdge data collection channels along with targeting specific key enterprise accounts,” continued Bednarik.

During the quarter, the Company experienced a 60% increase in its hosted NETtime service vs. the prior period last year. The reseller portion of this service grew at a rate of 282% vs. the same period last year. Also in the quarter, the business partner channel continued to experience growth and initiated the rollout of a new relationship with a leading payroll provider.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its third fiscal quarter results. To participate, call 800-370-0898 and enter ID code 7353815 five minutes prior to the start of the call. The call will also be available through May 23, 2006 by calling 877-519-4471 and entering the PIN code: 7353815.

About Time America, Inc.

Time America, Inc. (TMAM.OB) has been providing innovative time and labor management solutions since 1988. By leveraging innovative technology, the Company’s family of software and hardware solutions helps organizations track and transform basic labor data into strategic information that improves workforce productivity and the utilization of labor resources. Time America solutions are used by more than 25,000 companies worldwide including ARAMARK Corporation, Thrifty Rental Car, the Texas Legislative Council and the Mesa Air Group. The Deloitte Technology Fast 500 honored Time America as one of the 500 fastest growing technology companies in North America for 2004 and 2003.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005, and subsequently filed Form 10-QSBs and Form 8-Ks, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

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NETtime is a registered trademark of Time America, Inc. All other names are the property of their respective owners.

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31 2006	June 30, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$666,992	$1,361,717
Accounts receivable – trade, net	1,761,110	1,479,526
Accounts receivable – other	530,428
Inventory	764,262	477,719
Prepaid expenses and other current assets	284,273	268,373

Total Current Assets	4,007,065	3,587,335

Property and equipment, net	470,717	374,269
Other Assets	258,702	330,882

Total Assets	$4,736,484	$4,292,486

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$890,387	$998,061
Accounts payable	548,622	423,396
Accrued liabilities	893,169	436,180
Deferred revenue	1,006,985	877,782

Total Current Liabilities	3,339,163	2,735,419

Long-term debt, less current portion	3,293,586	2,210,592

Total Liabilities	6,632,749	4,946,011

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 14,978,904 and 14,251,552 shares issued and outstanding	74,896	71,258
Contributed capital	9,781,572	9,269,497
Accumulated deficit	(11,752,733)	(9,994,280)

Total Stockholders’ Equity (Deficit)	(1,896,265)	(653,525)

Total Liabilities and Stockholders’ Equity (Deficit)	$4,736,484	$4,292,486

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$1,256,006	$1,222,964	$3,322,927	$3,304,102
Services revenue	467,154	405,993	1,410,401	1,218,993

Total Revenues	1,723,160	1,628,957	4,733,328	4,523,095

Cost of Revenues:
Product	684,943	502,018	1,701,287	1,334,322
Services	224,316	200,169	653,294	552,668

Total Cost of Revenues	909,259	702,187	2,354,581	1,886,990

Gross Profit	813,901	926,770	2,378,747	2,636,105

Costs and Expenses:
Sales and marketing	527,090	505,682	1,658,782	1,431,227
Research and development	383,600	369,660	1,130,750	995,378
General and administrative	299,543	274,526	1,020,345	769,654

Total Costs and Expenses	1,210,233	1,149,868	3,809,877	3,196,259

Net Loss from Operations	(396,332)	(223,098)	(1,431,130)	(560,154)

Other Income (Expense):
Interest expense	(186,057)	(83,029)	(504,554)	(272,926)
Loss on debt extinguishment	(298,108)	—	(298,108)	—
Other	425,848	—	464,267	25,774
Interest income	2,237	2,867	11,070	13,047

	(56,080)	(80,162)	(327,325)	(234,105)

Net Loss	$(452,412)	$(303,260)	$(1,758,455)	$(794,259)

Basic and Diluted Loss per Share	$(0.03)	$(0.02)	$(0.12)	$(0.06)

Weighted Average Number of Shares Outstanding	14,971,639	13,601,052	14,624,738	13,600,762